Calculation of Filing Fee Tables
S-4
CECO ENVIRONMENTAL CORP
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, $0.01 par value	Other	22,665,700		$ 1,319,514,862.16	0.0001381	$ 182,225.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,319,514,862.16		$ 182,225.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 182,225.00
Offering Note
[1]	The Amount Registered represents the estimated maximum number of shares of common stock, par value $0.01 per share ("CECO common stock"), of CECO Environmental Corp. (the "Registrant") to be issued in the first merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of February 23, 2026, by and among the Registrant, Thermon Group Holdings, Inc. ("Thermon") and the other parties thereto (as may be amended from time to time, the "merger agreement") and is based upon the product of (a) the mixed consideration election exchange ratio pursuant to the merger agreement of 0.6840, multiplied by (b) 33,136,988 shares of common stock, par value $0.001 per share, of Thermon ("Thermon common stock"), which is the maximum number of shares of Thermon common stock expected to be outstanding as of the closing equal to the sum of (i) 32,866,352 shares of Thermon common stock issued and outstanding, (ii) 234,917 shares of Thermon common stock underlying restricted stock units and performance stock units (assuming "maximum" level of performance) expected to vest prior to closing, and (iii) 35,719 shares of Thermon common stock issuable upon exercise of options. The Maximum Aggregate Offering Price is estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act. Such amount equals (a) the product of (i) $49.82, the average of the high and the low prices per share of Thermon common stock, as reported on the New York Stock Exchange on March 31, 2026, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (ii) 33,136,988, the estimated maximum number of shares of Thermon common stock as calculated pursuant to this footnote 1, minus (b) $330,592,337 which is the aggregate amount of cash estimated to be paid by CECO to holders of Thermon common stock in the first merger. The aggregate amount of cash set forth in clause (b) of the prior sentence is equal to the product obtained by multiplying (A) $10.00 by (B) the estimated maximum number of shares of Thermon common stock as calculated pursuant to this footnote 1.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date